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                                                                       EXHIBIT 5

November 18, 2003

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890

           RE:  SELECTIVE INSURANCE GROUP, INC.

Ladies and Gentlemen:

         We have acted as special counsel to Selective Insurance Group, Inc., a New Jersey corporation (the "Company"), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") covering an additional 1,000,000 shares (the "Shares") of the Company's common stock, par value $2.00 per share, issuable pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         For purposes of this opinion, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Registration Statement, together with exhibits filed as a part thereof, and all such other documents, records, certificates, including certificates of public officials, and other instruments as we have deemed necessary or appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and for the consideration described in the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. By giving the foregoing consent, we do not admit that we are persons whose consent is required under Section 7 of the Act.

                                                   Very truly yours,

                                                   /s/Drinker Biddle & Reath LLP